OMEGA HEALTHCARE ANNOUNCES CLOSING OF NEW $200 MILLION
CREDIT FACILITY

TIMONIUM, MARYLAND - April 4, 2006 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced the closing of a new $200 million revolving senior secured credit facility (the “New Credit Facility”) on March 31, 2006.

The New Credit Facility is being provided by Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, UBS Securities LLC, General Electric Capital Corporation, LaSalle Bank N.A., and Citicorp North America, Inc. and will be used for acquisitions and general corporate purposes.

The New Credit Facility replaces Omega’s previous $200 million senior secured credit facility, which has been terminated. Omega will realize a 125 basis point savings on LIBOR-based loans under the New Credit Facility, as compared to LIBOR-based loans under its prior credit facility. The New Credit Facility matures in four years, on March 31, 2010, and includes an “accordion feature” that permits Omega to expand its borrowing capacity to $300 million during its first two years.

For the three-month period ending March 31, 2006, Omega will record a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of its prior credit facility. At March 31, 2006, Omega had $4.5 million of borrowings outstanding under the New Credit Facility.

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2005, Omega owned or held mortgages on 227 SNFs and ALFs with approximately 24,476 beds located in 27 states and operated by 35 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO or Dan Booth, COO
at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement.